                           RIDER FOR PAYMENT OF INVESTED PREMIUM AMOUNT
                           BENEFIT UPON INSURED'S TOTAL DISABILITY

                           This benefit is a part of this contract only if it is listed on a contract data page.

Total Disability Benefit   Subject to the conditions and exceptions stated below, after we have approved a claim, we will pay invested  premium  amounts into the  contract  fund on each monthly date while the Insured is totally disabled.

                           The amounts of these payments will equal the greater of (A) the amounts shown under the Schedule of
                           Disability  Benefits in this rider,  and (B) the total of all charges  deducted on each  monthly date as shown under Adjustments to the Contract Fund.

                           This is subject to all the provisions of this rider and the rest of this contract. Payments made by us will be used to increase the accumulated premiums described in Limited No-Lapse Guarantee.

                           The  Schedule of  Disability  Benefits in this rider will  change if (1) we approve  your  request to change the basic  insurance  amount,  (2) you change the type of death benefit,  (3) you make a withdrawal  that would cause us to change  the basic  insurance  amount or (4) you  change or cancel  any rider for which we show a charge  under  Adjustments  to the  Contract  Fund.  We will send you a new  Schedule  of  Disability
                           Benefits showing the recomputed amount(s) and the effective date of the change.

Total Disability Defined   When we use the terms  total  disability  and  totally  disabled  in this  benefit we mean that:  (1)
                           until the Insured has stayed totally  disabled for two years,  the Insured  cannot,  due to sickness or injury, perform any of the  duties of his or her  regular  occupation;  but (2)  after the  Insured  has  stayed  totally disabled for two years,  the  Insured  cannot,  due to sickness  or injury,  perform  any  gainful  work for which the
                           Insured is reasonably fitted by education, training or experience.

                           Except  for what we state in the next  sentence,  we will at no time  regard an  Insured  as  totally disabled who is doing  gainful  work for  which the  Insured  is  reasonably  fitted by  education,  training,  or experience.  We will regard an Insured as totally  disabled,  even if working or able to work, if the Insured incurs, during a period in which  premiums are eligible to be paid by us as we describe  below,  one of the following:
                           (1)permanent and complete  blindness of both eyes;  or (2) physical  severance of both hands at or above the wrists or both feet at or above the ankles;  or (3)  physical  severance  of one hand at or above the wrist and one foot at or above the ankle.

Invested Premium           If the Insured  becomes totally  disabled  before the first contract  anniversary on or following the
Amounts Eligible To Be     Insured's 60th birthday and that total  disability  begins:  (1) on or after the first contract  anniversary on
Paid By Us                 or following the  Insured's 5th birthday,  if the contract date was before that  birthday;  or (2) on or after the contract date, if that date was on or after the  Insured's 5th  birthday,  we will make payments  under this benefit on each monthly date while the Insured remains totally disabled.

                           If the Insured  becomes totally  disabled on or after the first contract  anniversary on or after the
                           Insured's 60th birthday, we will not make any payments during that period of total disability.

Conditions                 We will not pay any  premiums  into the contract  until we approve a claim.  Once  approved,  we will pay into the contract as of each monthly date the invested premium amount as described under Total Disability
                           Benefit  for  monthly  dates on and after  the  onset of total  disability  and  through  the date of approval.

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                           Before we will  approve a claim,  all of these  conditions  must be met:  (1) The Insured must become totally disabled  while this  contract is in force and not in default past the last day of the grace  period;
                           (2) The Insured must be totally  disabled for a period of at least six  continuous  months while living;  (3)
                           We must receive proof of total disability in a form satisfactory to us.

Exceptions                 We will not pay any premiums into the contract if the Insured  becomes  totally  disabled  from: (1)
                           an injury the  Insured  causes to himself or  herself,  on  purpose;  or (2)  sickness or injury due to service on or after the date of this  rider in the armed  forces of any  country(ies)  at war.  The word war means declared or undeclared war and includes resistance to armed aggression.

Successive Disabilities    Here is what happens if the Insured has at least one payment made by us while totally disabled, then gets well, and then becomes totally disabled again.  In this case, we will not apply the six-month continuous  disability  period that would  otherwise be required by Condition  (2) and will  consider the second  period of total  disability to be part of the first period  unless:  (A) the Insured has done gainful work, for which the Insured is reasonably  fitted,  for at least six months  between the periods;  or
                           (B) the Insured became totally disabled the second time from an entirely different cause.

                           If we do not apply the six-month period required by Condition (2), we also will not count the days when there was not total disability as part of the two year period when total disability means the
                           Insured cannot do any of the duties of the Insured's regular occupation.

Notice and Proof of        Notice and proof of any claim  should be given to us, if  possible,  while the  Insured is living and
Claim                      totally disabled.  We may also require proof from time to time that the Insured is still totally disabled.
                           After the Insured has been continuously totally disabled for two years, we will not ask for proof of continued total disability more than once a year; and we will require no further proof of continued
                           total  disability after the first contract  anniversary  following the Insured's 65th birthday if the
                           Insured has then been  continuously  totally  disabled for at least five years.  As a part of any proof,  we have the right to require that the Insured be examined at our expense by doctors of our choice.

Benefit Charges            The monthly charge for this benefit is deducted on each monthly date from the contract fund.  The amount of that charge is described  under  Adjustments  to the Contract  Fund.  If we approve a claim for this benefit, benefit charges will be waived while the Insured is totally disabled.

Premiums Paid During       You may make premium payments if you wish, as provided in the Premium Payment section of the
Total Disability           contract even when we are making payments under this benefit.

When We Will Stop          We will stop paying invested  premium amounts if: (1) total  disability ends; or (2) we ask for proof
Paying Invested            that the Insured is totally  disabled  and we do not receive it by the date  requested;  or (3) we require
Premium Amounts            that the Insured be examined and the Insured fails to do so. We will also stop paying invested premium amounts on and after the  contract  anniversary  on or  immediately  following  the  Insured's  121st birthday.

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Termination                This benefit will end on the earliest of:

                           1. the end of the grace period if the contract is in default;

                           2. the end of the day before the first contract  anniversary on or following the Insured's 60th birthday unless the Insured is totally disabled at that time;

                           3. the date the contract ends for any other reason.

                           This Supplementary Benefit rider attached to this contract on the Contract Date

                           Pruco Life Insurance Company,

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                           By

                                                 Secretary

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